Exhibit 4.2

EXECUTION VERSION

THE MANITOWOC COMPANY, INC.,

as Issuer,

the Guarantors named herein,

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of February 8, 2010

9.50% Senior Notes due 2018

i

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Guarantee

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FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 8, 2010 among The Manitowoc Company, Inc., a Wisconsin corporation, the Guarantors (as defined herein) and Wells Fargo Bank, National Association, as Trustee.

WHEREAS, the Company and the Trustee have entered into a Base Indenture, dated as of February 8, 2010 (the “Base Indenture”);

WHEREAS, Sections 2.01, 2.02, 3.01 and 10.01 of the Base Indenture provide, among other things, that the Company, the Guarantors and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the designation, form, terms and provisions of Debt Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.01, 2.02, 3.01 and 10.01 of the Base Indenture;

WHEREAS, clause (i) of Section 10.01 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture changing or eliminating any provision of the Base Indenture; provided, that any such change shall become effective only when there is no Debt Security Outstanding (as defined in the Base Indenture) which is entitled to the benefits of such provisions;

WHEREAS, the Company desires to establish and issue a new series of the Company’s 9.50% Senior Notes due 2018 pursuant to the Base Indenture, as modified by this Supplemental Indenture; and

WHEREAS, the Company and the Guarantors desire to enter into a supplemental indenture pursuant to Sections 2.01, 2.02, 3.01 and 10.01 of the Base Indenture to establish the designation, form, terms and provisions of the Notes and to make deletions, modifications and additions to the Base Indenture pertaining to the Notes, as contemplated by Sections 2.01, 2.02, 3.01 and 10.01 of the Base Indenture;

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of all Persons who hereafter become Holders (as defined herein) of Notes, hereby enter into this Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.          Definitions.

The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 1.01.  All other terms used in this Supplemental Indenture that are defined in the Base Indenture or the Trust Indenture Act, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this

Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture or the Trust Indenture Act, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

“Acceleration Notice” has the meaning given such term in Section 6.01(b).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Notes” means, subject to the Company’s compliance with Section 4.03, 9.50% Senior Notes due 2018, substantially in the form of Exhibit A, issued from time to time after the Issue Date under the terms of this Supplemental Indenture (other than issuances pursuant to Sections 3.05, 3.06 or 3.07 of the Base Indenture).

“Affiliate Transaction” has the meaning given such term in Section 4.08.

“Agent” means any Registrar, Paying Agent, Transfer Agent, authenticating agent or co-Registrar.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (1) 1.0% of the principal amount of such Note; and (2) the excess of (a) the present value at such Redemption Date of (i) the redemption price of such Note on February 15, 2014 (such redemption price being that described in Section 3.01(b)) plus (ii) all required remaining scheduled interest payments due on such note through February 15, 2014, computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation, or determination of the Treasury Rate referenced below, shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means with respect to any transfer, exchange or other transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depository that may apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any

Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:  (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

(a)           a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(b)           the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01;

(c)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)           sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof;

(e)           sales of accounts receivable and related assets (including contract rights) to the Factor pursuant to the Factoring Agreement;

(f)            disposals or replacements of obsolete equipment in the ordinary course of business;

(g)           the sale or other disposition of cash or Cash Equivalents; and

(h)           any Restricted Payment permitted by Section 4.05 or that constitutes a Permitted Investment.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such    Person or any duly authorized committee thereof, or, with respect to any Person that is not a corporation, the Person or Persons performing corresponding functions.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Book-Entry Interest” means a beneficial interest held by or through a Participant in a Global Note.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)           certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)           Investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7)           Foreign Cash Equivalents.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Supplemental Indenture);

(2)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Supplemental Indenture);

(3)           any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4)           the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning given to such term in Section 4.11.

“Change of Control Payment Date” has the meaning given to such term in Section 4.11.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)           Consolidated Net Income; and

(2)           to the extent Consolidated Net Income has been reduced thereby:

(a)           all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b)           Consolidated Interest Expense;

(c)           Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, and

(d)           cash restructuring charges incurred in the year ended December 31, 2009.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the  Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.  If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)           interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)           notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense; plus

(2)           the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Supplemental Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)           the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:  (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)           after-tax gains from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)           after-tax items classified as extraordinary or nonrecurring gains or losses;

(3)           the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4)           the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

(5)           the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

(6)           income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)           in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets; and

(8)           non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal quarterly financial statements are available immediately preceding the date on which such event for which such calculation is being made to (2) the Company’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Supplemental Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Company.

“Covenant Defeasance” has the meaning given such term in Section 8.03.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 25, 2008 (as previously and hereafter amended), between the Company, the subsidiary borrowers signatory thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended through February 8, 2010 and as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or      otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof, whether by the same or any other agent, investor, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” has the meaning provided in Section 2.01.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means any Note that is not a Global Note and that is registered in the Register, the form of which is attached hereto as Exhibit A.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated or otherwise existing under the laws of the United States, any state thereof or the District of Columbia.

“Events of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Factor” means, collectively, one or more purchasers of receivables under the Factoring Agreement.

“Factoring Agreement” means one or more receivables purchase agreements (or similar agreements) entered into by the Company or any of its Restricted Subsidiaries with one or more Factors, as the same may be amended, modified, supplemented and/or replaced from time to time so long as any such replacement agreement is on terms no less favorable to the Company or any of its Restricted Subsidiaries in any material respect than those terms set forth in the Factoring Agreements as in effect on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Cash Equivalents” means certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Singapore, Australia, China or any country that is a member of the European Union, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“Four Quarter Period” has the meaning given such term in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the  accounting profession of the United States, which are in effect as of the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).  When used as  verbs, “guarantee” and “guaranteed” have correlative meanings.

“Guarantee” means any guarantee of the Obligations of the Company under this Supplemental Indenture and the Notes by a Guarantor.  When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means:  (1) each of Manitowoc Crane Companies, LLC; Manitowoc Foodservice Companies, LLC; Manitowoc Cranes, LLC; Grove U.S. LLC; Manitowoc FP, Inc.; Manitowoc FSG Operations, LLC; MMG Holding Co., LLC; McCann’s Engineering &     Manufacturing Co., LLC; Manitowoc FSG Services, LLC; Manitowoc FSG International Holdings, Inc.; Kysor Nevada Holding Corp.; Cleveland Range, LLC; The Delfield Company LLC; Frymaster LLC; Kysor Industrial Corporation; Welbilt Walk-ins, LP; MTW County Limited; Enodis Limited; Enodis Corporation; Enodis Holdings, Inc.; Manitowoc FSG U.S. Holding, LLC;  Manitowoc Crane Group U.S. Holding, LLC; Environmental Rehab, Inc.; Manitowoc CP, Inc.; Manitowoc MEC, Inc.; Manitowoc Re-Manufacturing, LLC; and Manitowoc Equipment Works, Inc.; and (2) each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Supplemental Indenture as a

Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Supplemental Indenture.

“Holder” means any Person shown on the Register as the registered holder, from time to time, of the Notes.

“incur” has the meaning given such term in Section 4.03.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)           all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction which is issued in respect of Indebtedness referred to in clauses (1) through (4) above and clause (8) below;

(6)           guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)           all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)           all net Obligations under Currency Agreements and interest swap agreements of such Person; and

(9)           all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Supplemental Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital  Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company.

“Indenture” means the Base Indenture, as amended and supplemented by this Supplemental Indenture and one or more supplemental indentures thereto applicable to the Notes, if any.

“Indenture Obligations” has the meaning given such term in Section 11.01.

“Independent Financial Advisor” means a firm:  (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Indirect Participant” is defined to mean a Person who holds a Book-Entry Interest through a Participant.

“Initial Notes” means (i) $400,000,000 aggregate principal amount of 9.50% Senior Notes due 2018 issued on the Issue Date, substantially in the form of Exhibit A, and (ii) Additional Notes.

“interest” means, with respect to the Notes, interest on the Notes.

“Interest Payment Date” means each semi-annual interest payment date on February 15 and August 15 of each year, commencing August 15, 2010.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Wholly Owned Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means February 8, 2010.

“Legal Defeasance” has the meaning given such term in Section 8.02.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)           reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)           taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)           repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4)           appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Amount” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Payment Date” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.10(b).

“Non-payment Default” has the meaning provided in Section 10.02(b).

“Notes” means the Initial Notes and the Additional Notes, if any.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Company:  the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary, Assistant Secretary or Assistant Treasurer (including interim officers).

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Participants” means, with respect to the Depository, Persons who have accounts with the Depository.

“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article Eight, the Paying Agent shall not be the Company, any Guarantor or any Subsidiary of the Company, a Guarantor or an Affiliate of any of them.  The term “Paying Agent” includes any additional Paying Agent.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)           Indebtedness under the Notes issued on the Issue Date in an aggregate principal amount not to exceed $400.0 million and the related Guarantees;

(2)           Indebtedness incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $3,225.0 million (i) less the amount of all mandatory principal payments actually made by the Company or any Restricted Subsidiary with the Net Cash Proceeds from Asset Sales in respect of the term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Facility); and (ii) reduced by any mandatory permanent repayments of revolving loans made by the Company thereunder (which are accompanied by a corresponding permanent commitment reduction) with the Net Cash Proceeds from Asset Sales (excluding any such payments and commitment reductions to the extent refinanced at the time of payment under a replaced Credit Agreement).

(3)           Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under clauses (1) and (2) above) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(4)           Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred without violation of this Supplemental Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of the incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5)           Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)           Indebtedness of a Restricted Subsidiary of the Company to the Company, to a Guarantor or to another Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, such Guarantor, such Wholly Owned Restricted Subsidiary or the holders of a Lien permitted under this Supplemental Indenture, in each case subject to no Lien held by a Person other than the Company, a Guarantor, such Wholly Owned Restricted Subsidiary or holders of a Lien permitted under this Supplemental Indenture; provided that if as of any date any Person other than the Company, a Guarantor, a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Supplemental Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

(7)           Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under this Supplemental Indenture, in each case subject to no Lien other than a Lien permitted under this Supplemental Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Supplemental Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under this Supplemental Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause (7);

(8)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such  Indebtedness is extinguished within four business days of incurrence;

(9)           Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, the purchase of goods or similar requirements in the ordinary course of business;

(10)         Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Supplemental Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with Section 4.12 (to the extent applicable);

(11)         Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(12)         Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(13)         Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $25.0 million at any one time outstanding;

(14)         Indebtedness of Foreign Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed $50.0 million under lines of credit to any such Foreign Restricted Subsidiary from Persons other than the Company or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Restricted Subsidiary’s working capital and other general corporate purposes;

(15)         Indebtedness that may be deemed to exist pursuant to the Factoring Agreements and Indebtedness by a Securitization Entity in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries; provided that any amounts incurred under this clause (15) in excess of $125.0 million will reduce the amounts available for borrowing under clause (2) above in an equal amount;

(16)         Indebtedness of the Company evidenced by commercial paper issued by the Company; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (2) of this definition and this clause (16) does not exceed the maximum amount of Indebtedness permitted under clause (2) of this definition;

(17)         Refinancing Indebtedness;

(18)         Indebtedness of the Company or any of its Restricted Subsidiaries consisting of obligations to repurchase equipment or guarantees of the residual value of equipment incurred in the ordinary course of business, to the extent such obligations do not exceed the fair market value of such equipment; and

(19)         additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $200.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under Credit Facilities).

For purposes of determining any particular amount of Indebtedness under Section 4.03, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.  For purposes of determining compliance with Section 4.03, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such section, the Company shall, in its sole discretion, classify (or later reclassify) such item or portion of such item of Indebtedness in any manner that complies with such section, except that Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (2) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.03.

“Permitted Investments” means:

(1)           Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause (6) or (7) of the definition of “Permitted Indebtedness”;

(2)           Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment, to the extent held by a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and this Supplemental Indenture;

(3)           Investments in cash and Cash Equivalents;

(4)           loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5)           Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Supplemental Indenture;

(6)           additional Investments not to exceed $25.0 million at any one time outstanding;

(7)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8)           Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(9)           Investments represented by guarantees that are otherwise permitted under this Supplemental Indenture;

(10)         Investments the payment for which is Qualified Capital Stock of the Company;

(11)         any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(12)         Investments by the Company consisting of obligations of one or more officers, directors or other employees of the Company or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(13)         Investments in existence on the date of this Supplemental Indenture; and

(14)         Investments in joint ventures not to exceed $50.0 million at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(3)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)           judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(9)           Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Supplemental Indenture;

(10)         Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (13) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a)

the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and the proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;

(11)         Liens securing Indebtedness under Currency Agreements;

(12)         Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided that:

(a)           such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b)           such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13)         Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Supplemental Indenture;

(14)         Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction, and Liens in favor of a Factor solely on those accounts receivable (and the rights ancillary thereto) of the Company and its Restricted Subsidiaries that are purchased by a Factor pursuant to a Factoring Agreement from time to time;

(15)         leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(16)         banker’s Liens, rights of set-off and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)         Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(19)         rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

(20)         Liens securing Indebtedness permitted pursuant to clause (14) of the definition of “Permitted Indebtedness”; and

(21)         additional Liens not to exceed $25.0 million at any one time.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Prior Issue Date” means November 6, 2003.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company or such Restricted Subsidiary or that

Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Company or any of its Restricted Subsidiaries that subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries that arose in the ordinary course of business of the Company and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Supplemental Indenture.

“Reference Date” has the meaning provided in Section 4.05.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.03 (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (18) or (19) of the definition of “Permitted Indebtedness”), in each case to the extent that it does not:

(1)           result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)           create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Register” has the meaning provided in Section 2.04.

“Registrar” has the meaning provided in Section 2.04.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Restricted Payment” has the meaning provided in Section 4.05.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; and

(1)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)           is guaranteed by the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

(b)           is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(c)           subjects any asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets), retained or acquired by the Company or any Restricted Subsidiary of the Company;

(2)           with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3)           to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary,” with respect to any Person, means:

(1)           any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or through another Subsidiary, by such Person; or

(2)           any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or through another Subsidiary, owned by such Person.

“Surviving Entity” has the meaning given such term in Section 5.01(a)(1)(B).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbb), as in effect on the date this Supplemental Indenture was executed, except as provided in Section 9.06.

“Transaction Date” has the meaning given such term in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transfer Agent” means Wells Fargo Bank, National Association in its capacity as transfer agent.

“Treasury Rate” means, with respect to a date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to February 15, 2014; provided, however, that if the period from such date of redemption to February 15, 2014 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to February 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the

Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)           the Company certifies to the Trustee that such designation complies with Section 4.05; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.03; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities issued or directly and fully guaranteed or insured by the government of the United States of America rated AAA or better by S&P and Aaa or better by Moody’s.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02.            Incorporation by Reference of Trust Indenture Act.  Whenever this Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Supplemental Indenture.  The following TIA term used in this Supplemental Indenture has the following meaning:

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03.            Rules of Construction.  Unless the context otherwise requires:

(i)            a term has the meaning assigned to it;

(ii)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          words in the singular include the plural, and words in the plural include the singular;

(v)           provisions apply to successive related events and transactions;

(vi)          “herein,” “hereof” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)         all ratios and computations based on GAAP contained in this Supplemental Indenture shall be computed in accordance with the definition of “GAAP” set forth in Section 1.01;

(viii)        all references to Sections or Articles refer to Sections or Articles of this Supplemental Indenture unless otherwise indicated;

(ix)           all references to “$,” “Dollars,” “U.S. Dollars” or money refer to the lawful currency of the United States, unless the content expressly contemplates otherwise.

ARTICLE TWO

THE NOTES

SECTION 2.01.            The Notes.

(a)           Form and Dating.  The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form annexed hereto as Exhibit A with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Supplemental Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Company is subject or usage.  The Company shall approve the form of the Notes and any notation, legend or endorsement on the Notes.  Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture.  The Global Notes and the Definitive Registered Notes shall be issued only in registered form.  The Notes shall be issued without coupons.  The Notes shall be issued only in denominations of $2,000 principal amount or any integral multiple of $1,000 in excess thereof.  To the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b)           Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Definitive Registered Notes.  Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Supplemental Indenture, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The Definitive Registered Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

(d)           Book-Entry Provisions.  Participants and Indirect Participants shall have no rights either under this Supplemental Indenture or under any Global Note with respect to such

Global Note held on their behalf by the Custodian.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices of the Depository governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

SECTION 2.02.            Legends.

(1)           Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.04(a) OF THE SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

SECTION 2.03.            Execution and Authentication.  The Trustee or an authenticating agent shall, upon receipt of a Company Order, authenticate (i) Initial Notes for original issue in an unlimited aggregate principal amount, of which $400,000,000 are being issued on the Issue

Date and (ii) Additional Notes issued pursuant to Section 2.06.  Each such Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and whether the Notes are to be issued as Definitive Registered Notes or Global Notes or such other information as the Trustee may reasonably request.

SECTION 2.04.            Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.  All Global Notes will be exchanged by the Company for Definitive Registered Notes if:

(1)           the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer eligible or in good standing under the Exchange Act or other applicable statute or regulation and, in either case, a successor Depository is not appointed by the Company within 90 days after the date of such notice from the Depository; or

(2)           the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Registered Notes shall be issued in such names as the Depository shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.05 and 3.07 of the Base Indenture.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.04 or Sections 3.05 or 3.07 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.04(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.04(b) or (c) hereof.

(b)           Transfer and Exchange of Book Entry Interests in the Global Notes.  The transfer and exchange of Book Entry Interests in the Global Notes will be effected through the Depository, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures.  Transfers of Book Entry Interests in the Global Notes also will require compliance with subparagraph (1) below, as well as one or more of the other following subparagraphs, as applicable.

(1)           Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section.

(2)           All Other Transfers and Exchanges of Book-Entry Interests in Global Notes.  In connection with all transfers and exchanges of Book-Entry Interests that are not subject to Section 2.04(b)(1) above, the transferor of such Book-Entry Interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given by the Depository to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.11.

(c)           Transfer or Exchange of Book-Entry Interests for Definitive Registered Notes.

(i)            Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes.  If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon satisfaction of the conditions set forth in Section 2.04(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.11, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.04(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depository and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.

(d)           Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests.

 (i)           Definitive Registered Notes to Book-Entry Interests in Global Notes.  A Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note or transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Registered Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Registered Note to a Book-Entry Interest is effected pursuant to subparagraphs (ii)(b), (ii)(c) or (ii)(d) above at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.03, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Registered Notes so transferred.

(e)           Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.  Upon written request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.04(e), the Registrar shall register the transfer or exchange of Definitive Registered Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.04(e).

(f)            General Provisions Relating to All Transfers and Exchanges

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes or Definitive Registered Notes, as the case may be, in each case, in accordance with Section 2.03.

(ii)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax, duty or governmental charge payable in connection therewith (other than any such stamp or transfer taxes, duties or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.05, 3.08, 4.10, 4.11 and 9.04 and Section 3.05 of the Base Indenture).

(iii)          All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(iv)          The Company shall not be required (A) to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before any redemption date under Section 3.08 and ending at the close of business on the redemption date, (B) to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before any mailing of a notice of redemption of Notes for partial redemption under Section 3.08 and ending on the day of such selection, (C) to register the transfer of or to exchange a Note during a period beginning at the opening of business on a record date for the payment of interest and the applicable succeeding Interest Payment Date, or (D) to register the transfer of or to exchange a Note that has been tendered in an Asset Sale Offer or a Change of Control Offer.

(v)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Paying Agents, the Registrar, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Paying Agents, the Registrar, any Agent or the Company shall be affected by notice to the contrary.

(vi)          The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirement hereof.

SECTION 2.05.            Defaulted Interest.  If the Company defaults on a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date.  A special record date, as used in this Section 2.05 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day.  At least 15 days before the subsequent special record date, the Company shall mail to each Holder and to a Responsible Officer of the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.06.            Issuance of Additional Notes.  The Company shall be entitled to issue Additional Notes under this Supplemental Indenture that shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto; provided that such issuance is not prohibited by Section 4.03.  The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in a Company Order, a copy of each of which shall be delivered to the Trustee, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(2)           the issue price and the issue date of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

ARTICLE THREE

REDEMPTION

SECTION 3.01.          Optional Redemption.

(a)           The Notes will be redeemable, at the Company’s option, in whole or in part from time to time, at any time prior to February 15, 2014, upon not less than 30 nor more than 60 days’ written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued but unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)           In addition, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the Holders, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the year set forth below:

Year	Percentage

2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

(c)           At any time, or from time to time, on or prior to February 15, 2013, the Company may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes outstanding under this Supplemental Indenture at a redemption price of 109.500% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)           at least 65% of the principal amount of Notes outstanding under this Supplemental Indenture remains outstanding immediately after any such redemption; and

(2)           the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

SECTION 3.02.          [reserved].

SECTION 3.03.          Selection of Notes to Be Redeemed.  In the case of any partial redemption pursuant to Section 3.01(a), (b) or (c), selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no Note of $2,000 in principal amount or less shall be redeemed in part; and provided, further, that any redemption following a Public Equity Offering will be made on a pro rata or on as nearly a pro rata basis as applicable (subject to the procedures of the Depository).  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption.  Provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Company and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04.          Notice of Redemption.  With respect to any redemption of Notes pursuant to Section 3.01(a), (b) or (c), at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed at its registered address.  For Notes that are represented by Global Notes, notices may be given by delivery of the relevant notices to the Depository for communication to its Participants.

The notice shall identify the Notes to be redeemed (including CUSIP Number) and shall state:

(i)            the Redemption Date;

(ii)           the Redemption Price;

(iii)          the name and address of each Paying Agent;

(iv)          that Notes called for redemption must be surrendered to the applicable Paying Agent in order to collect the Redemption Price;

(v)           that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest, to the Redemption Date upon surrender of the Notes to the Paying Agent;

(vi)          that, in the case of a redemption pursuant to Section 3.01(a) or Section 3.01(b) of Definitive Registered Notes, if any such Note is being redeemed in part, the portion of the principal amount (equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof with a minimum denomination of $2,000 will be issued, and that, in the case of such a partial redemption of Global Notes, the Trustee shall endorse Schedule A to each Global Note surrendered for redemption to reflect the decrease in principal amount resulting from such redemption;

(vii)         that, if any such Notice contains a CUSIP, no representation is being made as to the correctness of the CUSIP either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes; and

(viii)        if the redemption is conditioned upon any subsequent event, a description of such condition or event.

At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 60 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company.  If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.

SECTION 3.05.          Effect of Notice of Redemption.  Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price, unless the redemption is conditioned upon the occurrence of a subsequent event.  Upon surrender of any Notes to the Paying Agent, unless such redemption is conditioned upon the occurrence of a subsequent event, such Notes shall be paid at the Redemption Price, plus accrued interest, to the Redemption Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice.  In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

ARTICLE FOUR

COVENANTS

SECTION 4.01.          Payment of Notes.  The Company shall pay the principal of and interest on the Notes on or before 12:00 noon (New York City time) one Business Day prior to the dates due for such payments and in the manner provided in the Notes and this Supplemental Indenture.  An installment of principal or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment unless the provisions of Article Ten hereof prohibit such payment.  Upon a bankruptcy or reorganization procedure relative to the Company, the Trustee shall serve as the Paying Agent, if any, for the Notes.

The Company shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at the rate per annum then borne upon the Notes.

SECTION 4.02.          Maintenance of Office or Agency.  The Company shall maintain the offices and agencies specified in Section 2.04.

SECTION 4.03.          Limitation on Incurrence of Additional Indebtedness.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any

Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.  For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.04.          RESERVED.

SECTION 4.05.          Limitation on Restricted Payments.

(a)           The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4)           make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)            a Default or an Event of Default shall have occurred and be continuing; or

(ii)           the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.03; or

(iii)          the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w)          50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Prior Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x)           100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Prior Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(y)           without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under Section 3.01); plus

(z)           without duplication, the sum of:

(1)           the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Prior Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2)           the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3)           upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary;

provided, however, that the sum of clauses (z) (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Prior Issue Date.

(b)           Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)           if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)           if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4)           if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company (or options or warrants to purchase such Common Stock) from directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers or employees, in an aggregate amount not to exceed $2.5 million in any calendar year;

(5)           if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an amount not to exceed $15.0 million;

(6)           in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7)           in the event of an Asset Sale that requires the Company to offer to repurchase notes pursuant to the covenant described under “Limitation on Asset Sales,” and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes offered hereby pursuant to the provisions of the covenant described under Section 4.10 and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds Amount remaining after the Company has complied with clause (3) of Section 4.10; and

(8)           repurchases of Common Stock deemed to occur upon the exercise of stock options if the Common Stock represents a portion of the exercise price thereof.

In determining the aggregate amount of Restricted Payments made subsequent to the Prior Issue Date in accordance with Section 4.05(a)(4)(iii), amounts expended pursuant to Section 4.05(b) (1), (2)(ii), 3(ii)(a), (4), (5), (6) and (7) shall be included in such calculation.

SECTION 4.06.          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

in each case except for such encumbrances or restrictions existing under or by reason of:

(a)           applicable law;

(b)           the Notes or this Supplemental Indenture;

(c)           customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d)           any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)           agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f)            the Credit Agreement or an agreement governing other Pari Passu Indebtedness permitted to be incurred under this Supplemental Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date;

(g)           restrictions on the transfer of assets subject to any Lien permitted under this Supplemental Indenture imposed by the holder of such Lien;

(h)           restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Supplemental Indenture to any Person pending the closing of such sale;

(i)            restrictions imposed by agreements governing obligations of Foreign Restricted Subsidiaries which are permitted under this Supplemental Indenture;

(j)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k)           any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(l)            customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

(m)          an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and (d) through (l) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreements are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) and (d) through (l) above.

SECTION 4.07.          Limitation on Preferred Stock of Restricted Subsidiaries.  The Company shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the

Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

SECTION 4.08.          Limitation on Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under Section 4.08(b) and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan)  involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $25.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)           The restrictions set forth in Section 4.08(a) shall not apply to:

(1)           reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Supplemental Indenture;

(3)           any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)           Restricted Payments or Permitted Investments permitted by this Supplemental Indenture; and

(5)           transactions between the Company or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by this Supplemental Indenture.

SECTION 4.09.          Limitation on Liens.  The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1)           in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)           in all other cases, the Notes or Guarantees, as the case may be, are equally and ratably secured, except for:

(a)           Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b)           (i) Liens securing existing or future borrowings under Credit Facilities incurred pursuant to clause (2) of the definition of “Permitted Indebtedness,” (ii) Liens securing Indebtedness incurred pursuant to the first paragraph of Section 4.03; provided that, with respect to this subclause (ii), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.0 and (iii) Liens securing Indebtedness incurred pursuant to clause (19) of the definition of “Permitted Indebtedness;”

(c)           Liens securing the Notes and the Guarantees;

(d)           Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company and Liens on assets of the Company in favor of a Wholly Owned Restricted Subsidiary that is a Guarantor;

(e)           Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Supplemental Indenture and that has been incurred without violation of this Supplemental Indenture; provided, however, that such Liens:  (i) are no less favorable to the Holders and are not more favorable to the lienholders, in each case in any material respect, with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any categories of property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(f)            Permitted Liens.

SECTION 4.10.          Limitation on Asset Sales.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)           at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided that, for purposes of this clause (2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 30 days after receipt will be considered “cash” or “Cash Equivalents”; and

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a)           to permanently reduce Indebtedness (x) under any Credit Facility and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility or (y) of a Subsidiary that does not guarantee the Notes;

(b)           to make an investment in  properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); or

(c)           a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

(b)              On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of Section 4.10(a) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash

Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of Section 4.10(a) or the last proviso of this paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of Notes and Pari Passu Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this Section 4.10(b)).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10 and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

(c)              Notwithstanding Sections 4.10(a) and (b), the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such Sections to the extent that:

(1)           at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2)           such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this Section 4.10(c) shall constitute Net Cash Proceeds subject to the provisions of Sections 4.10(a) and (b).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Supplemental Indenture.  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer.  Such notice shall state:

(1)           that the Net Proceeds Offer is being made pursuant to this Section 4.10 and that (subject to the provisions hereof) all Notes tendered will be accepted for payment;

(2)           the purchase price (including the amount of accrued interest) and the purchase date (which shall be the Net Proceeds Offer Payment Date);

(3)           that any Note not tendered will continue to accrue interest if interest is then accruing;

(4)           that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(5)           that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Net Proceeds Offer Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Net Proceeds Offer Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)           the circumstances and relevant facts regarding such Net Proceeds Offer.

Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.  To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Net Proceeds Offer Amount (if any).  A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net

Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

SECTION 4.11.          Repurchase of Notes upon a Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  Such notice shall state, among other things, the purchase date, which, unless otherwise required by law, must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”).  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.  Such notice shall state:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes tendered will be accepted for payment;

(2)           the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than the Change of Control Payment Date);

(3)           that any Note not tendered will continue to accrue interest if interest is then accruing;

(4)           that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)           that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to (a) surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date and (b) if the Note is a Global Note, to comply with applicable DTC procedures;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)           the circumstances and relevant facts regarding such Change of Control.

(b)              The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

Notwithstanding anything to the contrary in this section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this section and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.12.          Additional Subsidiary Guarantees.  If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Indebtedness of the Company or a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary to:

(1)           execute and deliver to the Trustee a supplemental indenture in form satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Supplemental Indenture on the terms set forth herein; and

(2)           deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this   Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in this Supplemental Indenture.

SECTION 4.13.          Existence.  Subject to Article Five of this Supplemental Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each Restricted Subsidiary in accordance with the respective organizational documents of the Company and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), material licenses and franchises of the Company and each Restricted Subsidiary; provided that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.14.          Payment of Taxes and Other Claims.  The Company shall pay or discharge and shall cause each of its Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or (c) the property of the Company or any such Restricted Subsidiaries and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Restricted Subsidiary; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

SECTION 4.15.          Reports to Holders.  Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish the Holders of Notes and to the Trustee:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, for so long as any Notes remain outstanding, it shall furnish to the Holders, the Trustee and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Trustee shall have no responsibility whatsoever to determine if any such filings have taken place, provided, however, that the Company shall promptly notify the Trustee in writing whenever it shall have made such filings with the Commission.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.16.          Conduct of Business.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses that are not the same, similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

SECTION 4.17.          Waiver of Stay, Extension or Usury Laws.  Each of the Company and any Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Guarantor from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Supplemental Indenture; and (to the extent that it may lawfully do so) each of the Company and any Guarantor hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.18.          Compliance Certificates.

(a)           The Company shall deliver to the Trustee within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2010, an Officers’ Certificate (which shall be signed by the Chief Financial Officer of the Company) stating (i) that, a review has been conducted of the activities of the Company and its Restricted Subsidiaries under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Supplemental Indenture and the Base Indenture, and (ii) that, to the best knowledge of the Officer signing such certificate, the Company has kept, observed, performed and fulfilled each and every covenant and condition contained in this Supplemental Indenture and is not in default in the performance or observance (without regard to any grace period or notice requirements) of any of the terms, provisions, conditions and covenants hereof (or, if a Default or Event of Default shall have occurred, specifying each such Default or Event of Default and describing its status and what action the Company is taking or proposes to take with respect thereto).

(b)              The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.19.          Maintenance of Properties.  The Company shall cause all material properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order (ordinary wear and tear and damage by casualty excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.19 shall prevent the Company from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of the business of the Company and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.20.          Insurance.  The Company shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with carriers believed by the Company to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Company believes are customarily carried by similar businesses, of similar size, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.21.          Changes in Covenants when Notes Rated Investment Grade.  Beginning on the date that:

(a)           the Notes have an Investment Grade Rating; and

(b)           no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the “Reversion Date”) that either Rating Agency ceases to have Investment Grade Ratings on the Notes (such period of time, the “Suspension Period”), the following Sections of this Supplemental Indenture will no longer be applicable to the Notes:

(1)           Section 4.03;

(2)           Section 4.05;

(3)           Section 4.06;

(4)           Section 4.08;

(5)           Section 4.10; and

(6)           Section 5.01(a)(2).

During a Suspension Period, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Indebtedness (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Indebtedness, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Indebtedness under clause (3) of the definition of “Permitted Indebtedness” and permitted to be refinanced under clause (17) of the definition of “Permitted Indebtedness.”

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01.          Merger, Consolidation and Sale of Assets.

(a)           The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)           either:

(A)          the Company shall be the surviving or continuing corporation; or

(B)          the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)           shall be an entity organized and validly existing under the laws of any country that is a member of the European Union as currently constituted, Canada or any province thereof, the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation; and

(y)           shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Supplemental Indenture on the part of the Company to be performed or observed;

(2)           immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.03;

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)           the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Supplemental Indenture and the Base Indenture and that all conditions precedent in this Supplemental Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01(a) in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture and the Notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by this Supplemental Indenture shall be provided by and for such Surviving Entity.

(c)           Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and this Supplemental Indenture in connection with any transaction complying with Section 4.10) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of any country that is a member of the European Union as currently constituted, Canada or any province thereof or of the United States or any State thereof or the District of Columbia;

(2)                                  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)                                  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy Section 5.01(a)(2).

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with Section 5.01(a)(4).

SECTION 5.02.                                    Successor Substituted.  In the event of a sale, assignment, transfer, conveyance or other disposition (other than a lease) described in and complying with the conditions listed in Section 5.01 in which the Company is not the Surviving Entity and the Surviving Entity assumes all the obligations of the Company under the Notes and this Supplemental Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under such agreements and the Company shall be discharged from its obligations under the Notes and this Supplemental Indenture.

Article 11 of the Base Indenture shall not apply to the Notes.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01.                                    Events of Default.

(a)                                  The following events are defined as “Events of Default”:

(1)                                  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)                                  the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

(3)                                  a default in the observance or performance of any other covenant or agreement contained in this Supplemental Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25%

of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)                                  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;

(5)                                  one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)                                  the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law,

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv)                              makes a general assignment for the benefit of its creditors;

(7)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any of its Significant Subsidiaries as debtor in an involuntary case,

(ii)                                  appoints a Custodian of the Company or any of its Significant Subsidiaries or a Custodian for all or substantially all of the assets of the Company or any Restricted Subsidiary, or

(iii)                               orders the liquidation of the Company or any of its Significant Subsidiaries, and in each case, the order or decree remains unstayed and in effect for 60 days; or

(8)                                  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Supplemental Indenture).

(b)                                         If an Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or 6.01 (a)(7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee (if sent by the Holders) specifying the applicable Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in Section 6.01(a)(6) or 6.01(a)(7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)                                          At any time after a declaration of acceleration with respect to the Notes as described in Section 6.01(b), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)                                  if the rescission would not conflict with any judgment or decree;

(2)                                  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)                                  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)                                  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)                                  in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(a)(6) or 6.01(a)(7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under this Supplemental Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce this Supplemental Indenture or the Notes except as provided in this Supplemental Indenture and under the TIA.  Subject to the provisions of this Supplemental Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Supplemental Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it.  Subject to all provisions of this Supplemental Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

SECTION 6.02.                                    Notice of Defaults.  The Trustee shall, within 90 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with Section 5.01, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 6.03.                                    Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Supplemental Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  Holders of the Notes may not enforce this Supplemental Indenture or the Notes except as provided in Sections 6.02, 6.05, 6.06 and 6.07.

SECTION 6.04.                                    Waiver of Past Defaults.  Subject to Sections 6.02, 6.07 and 9.02, the Holders of at least a majority in principal amount of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on any Note as specified in clause (a) or (b) of Section 6.01 which cannot be waived without the consent of the Holder of such Note or in respect of a covenant or provision of this Supplemental Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Supplemental Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

SECTION 6.05.                                    Control by Majority.  Subject to Section 8.02(d) of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Supplemental Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee.

SECTION 6.06.                                    Limitation on Suits.  A Holder may not pursue any proceeding, judicial or otherwise, with respect to this Supplemental Indenture and the Notes or for the appointment of a receiver or trustee, or for any other remedy hereunder unless:

(i)                                     the Holder gives the Trustee written notice of a continuing Event of Default;

(ii)                                  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)                               such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv)                              the Trustee does not comply with the request within 15 days after receipt of the request and the offer of indemnity; and

(v)                                 during such 15-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to any grace period specified in Section 6.01(a) and only with respect to the amount of such missed payment).

For purposes of Section 6.05 and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Supplemental Indenture and the Notes or otherwise under the law.

A Holder may not use this Supplemental Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07.                                    Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder of a Note to receive payment of the principal amount of or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.                                    Collection Suit by Trustee.  If an Event of Default in payment of principal, premium or interest specified in clause (1) or (2) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal and premium and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.                                    Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.06 of the Base Indenture) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 8.06 of the Base Indenture.  Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.                                    Priorities.  If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First:  to the Trustee for all amounts due under Section 8.06 of the Base Indenture and any receiver, manager, administrative receiver, liquidator or agent appointed subject to this Supplemental Indenture;

Second:  to Holders for amounts then due and unpaid for principal of, premium, if any, and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11.                                    Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

SECTION 6.12.                                    Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13.                                    Rights and Remedies Cumulative.  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 3.07 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14.                                    Delay or Omission Not Waiver.  No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Article 7 of the Base Indenture shall not apply to the Notes.

ARTICLE SEVEN

RESERVED

ARTICLE EIGHT

DISCHARGE OF INDENTURE

SECTION 8.01.                                    Termination of Company’s Obligations.  Except as otherwise provided in this Section 8.01, the Company may terminate its and the Guarantors’ obligations under this Supplemental Indenture and the Notes if:

(1)                                  either:

(a)                                  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)                                 all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)                                  the Company has paid all other sums payable under this Supplemental Indenture by the Company; and

(3)                                  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Supplemental Indenture relating to the satisfaction and discharge of this Supplemental Indenture have been complied with.

With respect to the foregoing clause (1), the Company’s and the Guarantors’ obligations under Section 8.06 of the Base Indenture shall survive such satisfaction and discharge to the extent provided in the Base Indenture.  With respect to the foregoing clause (2), the Company’s and the Guarantors’ obligations in Sections 2.13, 4.01, 4.02, 4.13, 8.05 and 8.06 hereof and Section 8.06 of the Base Indenture shall survive until the Notes are no longer outstanding.  Thereafter, only the Company’s and the Guarantors’ obligations in Sections 8.05 and 8.06 hereof and Section 8.06 of the Base Indenture shall survive.  After any such irrevocable deposit, the Trustee upon written request of the Company shall acknowledge in writing the discharge of the Company’s and the Guarantors’ obligations under the Notes and this Supplemental Indenture, except for those surviving obligations specified above.

SECTION 8.02.                                    Defeasance and Discharge of Indenture.  The Company will be deemed to have paid and will, together with the Guarantors, be discharged from any and all obligations in respect of this Supplemental Indenture and the Notes on the date of the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Supplemental Indenture will no longer be in effect with respect to the Notes (“Legal Defeasance”), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (A) below payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article Two and Section 4.02, (c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 8.06 of the Base Indenture and the Company’s obligations in connection therewith and (d) this Article Eight.  Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.  The following conditions shall apply to Legal Defeasance:

(A)                              the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(B)                                the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(i)                            the Company has received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(ii)                              since the date of this Supplemental Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(C)                                no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(D)                               the Legal Defeasance shall not result in a breach or violation of, or constitute a default under this Supplemental Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument (including, without limitation, the Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(E)                                 the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(F)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (A) through (E) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B) and (D) of this Section 8.02 have been complied with; and

(G)                                the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

The Company’s and the Guarantors’ obligations in Sections 3.07, 5.02, 5.04, 6.01, 8.06, 8.10 and 8.11 of the Base Indenture, Article 4 of the Base Indenture and Sections 4.01, 4.02, 4.13, 8.05 and 8.06 hereunder shall survive until the Notes are no longer outstanding.  Thereafter, only the Company’s and the Guarantors’ obligations in Sections 5.04 and 8.06 of the Base Indenture and Sections 8.05 and 8.06 hereunder shall survive.

After any such irrevocable deposit, the Trustee upon written request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Supplemental Indenture except for those surviving obligations in the immediately preceding paragraph.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.02(B) with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.03.                                    Defeasance of Certain Obligations.  The Company may omit to comply with any term, provision or condition set forth in Section 5.01(a)(3) and Sections 4.03 through 4.16 and Sections 4.18 through 4.21 and breach of clauses (a)(4), (a)(5) and (a)(8) under

Section 6.01 shall be deemed not to be Events of Default (“Covenant Defeasance”), in each case with respect to the outstanding Notes if:

(A)                               the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(B)                               the Company shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to such Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(C)                               no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(D)                               the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Supplemental Indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument (including, without limitation, the Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(E)                                the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(F)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (A) through (E) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B) and (D) of this Section 8.03 have been complied with; and

(G)                               the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Company’s obligations and the obligations of the Guarantors under this Supplemental Indenture will be revived and no such defeasance will be deemed to have occurred.

SECTION 8.04.                              Application of Trust Money.  Subject to Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Supplemental Indenture to the payment of principal of, premium, if any, and interest on the Notes.

SECTION 8.05.                              Repayment to Company.  Subject to Sections 8.01, 8.02 and 8.03 and Section 8.06 of the Base Indenture, the Trustee and the Paying Agent shall promptly pay to the Company upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money.  The Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent before being required to make any payment shall cause to be published at the expense of the Company once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company.  After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.06.                              Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article 12 of the Base Indenture shall not apply to the Notes

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.                              Without Consent of Holders.  The Company, when authorized by a resolution of its Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend or supplement this Supplemental Indenture, the Notes and any Guarantee without notice to or the consent of any Holder:

(1)                                 to cure any ambiguity, defect or inconsistency;

(2)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                 to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders in the case of a merger, consolidation, amalgamation or other combination of the Company or any Guarantor or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)                                 to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the rights or interests under this Supplemental Indenture of any such Holder;

(5)                                 to alter the form of Notes to provide for any changes in applicable tax laws to the extent that such changes do not materially adversely affect the rights or interests of any Holder; or

(6)                                 to comply with requirements of the Commission in order to effect or maintain the qualification of this Supplemental Indenture under the Trust Indenture Act.

This Section 9.01 is subject to Section 9.05.

SECTION 9.02.                              With Consent of Holders.  Subject to Sections 6.04 and 6.07 and without prior notice to the Holders, the Company, when authorized by its Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend this Supplemental Indenture, the Notes or the Guarantees with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, and the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may waive compliance by the Company with any provision of this Supplemental Indenture, the Notes or the Guarantees.

Notwithstanding the foregoing provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(1)                                 reduce the amount of Notes whose Holders must consent to an amendment;

(2)                                 reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)                                 reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)                                 make any Notes payable in money other than that stated in the Notes;

(5)                                 make any change in provisions of this Supplemental Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)                                 after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7)                                 modify or change any provision of this Supplemental Indenture or the related definitions affecting the ranking of the Notes or the Guarantees in a manner which adversely affects the Holders;

(8)                                 release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Supplemental Indenture otherwise than in accordance with the terms of this Supplemental Indenture; or

(9)                                 modify or change any provision of Section 9.01 or Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  The Company shall mail supplemental indentures to Holders upon request.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

This Section 9.02 is subject to Section 9.05.

SECTION 9.03.                              Revocation and Effect of Consent.  Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note.  Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes and any other conditions thereto specified in the notice relating thereto.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (i) through (ix) of Section 9.02.  In case of an amendment or waiver of the type described in clauses (i) through (ix) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

SECTION 9.04.                              Notation on or Exchange of Notes.  If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee.  The Trustee shall, if directed in writing by the Company, place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee shall, if directed in writing by the Company, place an appropriate notation on any Note thereafter authenticated.  Alternatively, if the Company so determines, the Company in exchange for the Note shall issue and the Trustee upon the Company’s written direction in the form of a Company Order shall authenticate a new Note that reflects the changed terms.

SECTION 9.05.                              Trustee to Sign Amendments, Etc.  The Trustee shall receive, and shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized and permitted by this Supplemental Indenture (and otherwise in form and substance satisfactory to the Trustee).  Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Supplemental Indenture or otherwise.

SECTION 9.06.                              Conformity with Trust Indenture Act.  Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirement of the TIA as then in effect.

SECTION 9.07.                              Base Indenture.  Nothing in this Article 9 shall limit the rights of the Company and the Trustee to enter into an indenture or indentures supplemental to the Base Indenture pursuant to Article 10 of the Base Indenture; provided that no such indenture or supplement shall affect the Notes unless such amendment or supplement complies with Section 9.01 or 9.02 hereof, as applicable.

ARTICLE TEN

[RESERVED]

ARTICLE ELEVEN

GUARANTEE OF NOTES

SECTION 11.01.                       Guarantee.  Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely a surety, to each Holder of a Note authenticated and delivered by a Trustee and to the Trustee and their successors, that:  (a) the principal of, premium, if any, and interest on the Notes will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder (including amounts due the Trustee under Section 7.07) and all other obligations under this Supplemental Indenture (the “Indenture Obligations”) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations hereunder, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the maturity date of the Notes, by acceleration or otherwise.  An Event of Default under this Supplemental Indenture or the Notes shall constitute an event of default under any of the Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of each Guarantor hereunder in the same manner and to the same extent as the obligations of the Company hereunder.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the absence of any action to enforce the Notes or this Supplemental Indenture, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not its Guarantee is affixed to any particular Note, or any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of each Guarantor.  Each Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Supplemental Indenture and its Guarantee or as otherwise provided herein for the release of such Guarantee.  The Guarantees are guarantees of payment and not of collection.  If any Holder or the Trustee is required by any court or otherwise to return to the Company or to the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid by the Company or the Guarantors to the

Trustee or such Holder, each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of each Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of its Guarantee.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to the Guarantee of such Guarantor and this Supplemental Indenture are expressly subordinate and subject in right of payment to the prior payment in full of all Guarantor Senior Debt of such Guarantor, to the extent and in the manner provided in Article Twelve.

SECTION 11.02.                       Execution and Delivery of Guarantee.  Guarantees, substantially in the form included in Exhibit B of this Supplemental Indenture, shall be executed by either manual or facsimile signature of an Officer of each Guarantor.  The validity and enforceability of each Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Guarantees set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on this Supplemental Indenture or a Guarantee no longer holds that office at the time a Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by a Trustee, after the authentication thereof hereunder, shall constitute due delivery of each Guarantee set forth in this Supplemental Indenture on behalf of its respective Guarantor.

SECTION 11.03.                       Waiver of Subrogation.  Until the Notes are paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company or any other Restricted Subsidiary that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes or this Supplemental Indenture and such Guarantor’s obligations under its Guarantee and this Supplemental Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders, any Agent and the Trustee against the Company or any other Restricted Subsidiary, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Restricted Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee, any Agent or the Holders of Notes under the Notes, this Supplemental Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, such Agent, and the Trustee and shall, subject to the provisions of the last paragraph of Section 11.01, forthwith be paid to the Trustee for the benefit of such Holders, such Agent and the Trustee to be credited and applied to the obligations in favor of the Holders, such Agent and the Trustee, whether matured or unmatured, in accordance with the terms of this Supplemental Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.

SECTION 11.04.                       Immediate Payment.  Each Guarantor shall make immediate payment to the Trustee on behalf of the Holders and the Trustee of all obligations with respect to its Guarantee owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.05.                       No Set-Off.  Each payment to be made by a Guarantor hereunder in respect of any obligations with respect to its Guarantee shall be payable in the currency or currencies in which such obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.06.                       Obligations Absolute.  The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by such Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.07.                       Obligations Continuing.  The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all of the obligations with respect thereto have been paid and satisfied in full.  Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force in the jurisdiction of incorporation or organization of such Guarantor or elsewhere and, in the event of the failure of such Guarantor so to do, it hereby irrevocably appoints the Trustee and each of them the attorneys and agents of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.08.                       Obligations Not Reduced.  The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged by any intermediate payment or satisfaction of the whole or any part of the principal, interest, fees and other monies or amounts which may at any time be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Supplemental Indenture.

SECTION 11.09.                       Obligations Reinstated.  The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of each Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of such Guarantor) is rescinded or reclaimed from any of the Holders and the Trustee upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by the Company is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.10.                       Obligations Not Affected.  The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by such Guarantor or any of the Holders and the Trustee) which, but for this provision, might constitute a whole or partial defense to a claim against each Guarantor hereunder or might operate to release or otherwise exonerate such Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders and the Trustee or otherwise, including, without limitation:

(i)                                     any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other person;

(ii)                                  any failure of the Company, whether or not without fault on its part, to perform or comply with any of the provisions of this Supplemental Indenture or the Notes, or to give notice thereof to any Guarantor;

(iii)                               the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(iv)                              the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other person;

(v)                                 any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Supplemental Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(vi)                              any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or any Guarantor;

(vii)                           any merger or amalgamation of the Company or any Guarantor with any Person or Persons;

(viii)                        the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of any Guarantor under its Guarantee; and

(ix)                              any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under this Supplemental Indenture or the Notes or of any Guarantor in respect of its guarantee hereunder.

SECTION 11.11.                       Waiver.  Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of such Guarantor hereunder, notice or proof of reliance by the Holders and the Trustee upon the obligations of such Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the obligations under its Guarantee, or other notice or formalities to the Company or such Guarantor of any kind whatsoever.

SECTION 11.12.                       No Obligation to Take Action Against Company.  Neither the Trustee nor any of the Holders shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the obligations under the Guarantees or against the Company or any other person or any property of the Company or any other person before the Trustee is entitled to demand payment and performance by any Guarantor of its liabilities and obligations under its Guarantee, and each Guarantor hereby waives all benefit of discussion.

SECTION 11.13.                       Default and Enforcement.

(a)                                         If any Guarantor fails to pay in accordance with Section 11.01, the Trustee may proceed in its name as trustee hereunder in the enforcement of such Guarantee and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from any Guarantor the obligations of such Guarantor with respect to its Guarantee.

(b)                                 No Holder shall have the right to institute any suit, action or proceeding against any Guarantor for any default hereunder except in the manner and subject to the conditions set forth in Article Six, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to enforce any right hereunder by his or their action except as aforesaid and that all powers and trusts hereunder shall be exercised and all proceedings at law or in equity shall be instituted, had and maintained by the Trustee, only as aforesaid and in any event for the benefit of all Holders as provided in this Supplemental Indenture.

SECTION 11.14.                       Costs and Expenses.  Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, the fees and the expenses of its counsel) incurred by the Trustee or any of the Holders in enforcing any of their rights under its Guarantee.

SECTION 11.15.                              No Merger or Waiver; Cumulative Remedies.  No Guarantee shall operate by way of merger of any of the obligations of any Guarantor under any other agreement, including, without limitation, this Supplemental Indenture.  No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Supplemental Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Supplemental Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein and under this Supplemental Indenture, the Notes and any other document or instrument between any Guarantor and/or the Company and the Trustee, are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.16.                              Survival of Obligations.  Without prejudice to the survival of any of the other obligations of any Guarantor hereunder, the obligations of each Guarantor under Section 11.01 shall survive the payment in full of any obligations with respect to its Guarantee and shall be enforceable against each Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Company or any Guarantor.

SECTION 11.17.                              Guarantee in Addition to Other Obligations.  The obligations of each Guarantor under its Guarantee and this Supplemental Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Supplemental Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.18.                              Successors and Assigns.  Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder except in accordance with the provisions of Section 9.01 or 9.02 , as applicable, or Section 5.01(c).

SECTION 11.19.                              Limitation of Guarantor’s Liability.  Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.  To effectuate the foregoing intention, the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, all Guarantor Senior Debt of such Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations hereunder, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.  Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount based on the consolidated net worth of each Guarantor.

SECTION 11.20.                              Release of Guarantee.

(a)                                  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons, upon the terms and conditions set forth in Section 5.01.

(b)                                 In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with Section 4.10 or a Restricted Subsidiary that is a Guarantor is properly designated as an Unrestricted Subsidiary pursuant to this Supplemental Indenture, the Guarantor’s Guarantee will be released.

ARTICLE TWELVE

RESERVED

ARTICLE THIRTEEN

MISCELLANEOUS

SECTION 13.01.                              Payment Date Other Than a Business Day.  If an Interest Payment Date, Redemption Date, Stated Maturity or date of maturity or repurchase of any Note or any other payment date shall not be a Business Day, then payment of principal of, premium, if any, or interest on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity or date of maturity or repurchase of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or date of maturity or repurchase, as the case may be.

SECTION 13.02.                              Governing Law.  This Supplemental Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of law of another jurisdiction would be required thereby.  The Trustee, the Company and the Guarantors agree to submit to the jurisdiction of any federal or state court situated in the State of New York, the City of New York, the Borough of Manhattan in any action or proceeding arising out of or relating to this Supplemental Indenture, the Notes and the Guarantees.  Each of the Company and each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such action or proceeding.  Each of the Company and each Guarantor irrevocably waives, to the fullest extent it may effectively do so, any objection to the laying of venue of any such action or proceeding in any such court and the defense of inconvenient forum to the maintenance of any such action or proceeding in any such court.

SECTION 13.03.                              No Adverse Interpretation of Other Agreements.  This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company.  Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 13.04.                              No Recourse Against Others.  No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantors contained in this Supplemental Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee, management board member, supervisory board member or controlling person, as such, of the Company or the Guarantors or of any successor Person, either directly or through the Company, the Guarantors or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Supplemental Indenture and the issue of the Notes.

SECTION 13.05.                              Successors.  All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 13.06.                              Duplicate Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.07.                              Separability.  In case any provision in this Supplemental Indenture, in the Base Indenture, in the Guarantees or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.08.                              Table of Contents, Headings, Etc.  The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 13.09.                              Waiver of Jury Trial.  Each of the Company, the Guarantors, Trustee, Paying Agent, and Registrar hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes, the Guarantees or the transactions contemplated hereby.

SECTION 13.10.                              Unclaimed Money; Prescription.  If money deposited with the Trustee or any Paying Agent for the payment of principal, premium (if any) or interest remains unclaimed for two years, the Trustee and such Paying Agent shall, upon written request of the Company, pay such money back to the Company.  Following such repayment to the Company, Holders of the Notes entitled to such payment must look to the Company for such payment unless applicable abandoned property law designates another Person and all liability of the Trustee and Paying Agent shall cease.  Other than as set forth in this paragraph, this Supplemental Indenture does not provide for any prescription period for the payment of principal, premium (if any) or interest on the Notes.

SECTION 13.11.                              Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.12.                              U.S.A. Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE MANITOWOC COMPANY, INC.

By:	/s/ Maurice D. Jones
	Name:	Maurice D. Jones
	Title:	Vice President, General Counsel and Secretary

MANITOWOC CRANE COMPANIES, LLC,
MANITOWOC FOODSERVICE COMPANIES, LLC,
MANITOWOC FP, INC.,
FRYMASTER LLC,
KYSOR INDUSTRIAL CORPORATION,
ENODIS CORPORATION,
ENODIS HOLDINGS, INC.,
CLEVELAND RANGE, LLC,
THE DELFIELD COMPANY, LLC,
MANITOWOC CP, INC.,
MANITOWOC CRANES, LLC,
MANITOWOC FSG INTERNATIONAL HOLDINGS, INC.,
KYSOR NEVADA HOLDING CORP.,
MANITOWOC FSG OPERATIONS, LLC,
MANITOWOC CRANE GROUP U.S. HOLDING, LLC,
GROVE U.S. LLC,
MCCANN’S ENGINEERING & MANUFACTURING CO., LLC,
MANITOWOC FSG SERVICES, LLC,
ENVIRONMENTAL REHAB, INC.,
MANITOWOC MEC, INC.,
MANITOWOC RE-MANUFACTURING, LLC,
MANITOWOC EQUIPMENT WORKS, INC.,
as Guarantors

By:	/s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Vice President and Secretary

MANITOWOC FSG U.S. HOLDING, LLC,
MMG HOLDING CO., LLC
as Guarantors

By:	THE MANITOWOC COMPANY, INC.
as sole member and manager

By:	/s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Senior Vice President, General Counsel and Secretary

WELBILT WALK-INS, LP
as Guarantor

By:	WESTRAN CORPORATION
as General Partner

By:	/s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Vice President and Secretary

MTW COUNTY LIMITED,
ENODIS LIMITED
as Guarantors

By:	/s/ Maurice D. Jones
Name: Maurice D. Jones
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, Registrar, Transfer Agent and Paying Agent

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

EXHIBIT A

[FACE OF NOTE]

THE MANITOWOC COMPANY, INC.

9.50% Senior Note due 2018

$

CUSIP No.

No.

THE MANITOWOC COMPANY, INC., a Wisconsin corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promise to pay to                     , or its registered assigns, the principal sum of $           on February 15, 2018.

Interest Payment Dates:  February 15 and August 15 beginning August 15, 2010.

Regular Record Dates:  February 1 and August 1.

[Insert Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually by its duly authorized signatories.

THE MANITOWOC COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 9.50% Senior Notes due 2018 described in the within-mentioned Supplemental Indenture.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

{REVERSE SIDE OF NOTE}

THE MANITOWOC COMPANY, INC.

9.50% Senior Note due 2018

1.             Principal and Interest.

The Company shall pay the principal of this Note on February 15, 2018.

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest will be paid semi-annually in arrears on each Interest Payment Date, commencing August 15, 2010.  Interest on this Note will accrue from the latest date to which interest has been paid on the Notes or, if no interest has been paid, the Issue Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is the then applicable interest rate borne by the Notes.

2.             Method of Payment.

The Company shall pay interest on the principal amount of the Notes on each February 15 and August 15 to the persons who are Holders of the relevant Notes on the February 1 or August 1, as the case may be, immediately preceding such Interest Payment Date (as reflected in the Register at the close of business on the Regular Record Date), in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date.  The Company shall make payments of principal on the Notes to Holders that surrender Notes to the Paying Agent.

If a Holder has given wire transfer instructions to the Paying Agent at least 15 days prior to any payment, the Company shall make all principal, premium and interest payments on the Notes owned by such Holder in accordance with those instructions.  All other payments on the Notes shall be made by check mailed to the Holders at their address set forth in the register of Holders, or in the case of the final payment of principal and interest, if any, on any Note, upon presentation and surrender of such Note at the office of the Paying Agent.  All payments on the Notes will be made in Dollars.

3.             Paying Agent and Registrar.

Initially, the Company has appointed the corporate trust office of the Trustee as Paying Agent.

4.             Indenture; Limitations.

The Company issued the Notes under a Base Indenture dated as of February 8, 2010 as supplemented and amended, including by the First Supplemental Indenture (the “Supplemental Indenture”) thereto of even date therewith among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”), among the Company and the Trustee (the “Base Indenture”).  Capitalized terms herein are used as defined in the Supplemental Indenture unless otherwise indicated.  This Note is one of a duly authorized issue of Notes of the Company designated as its 9.50% Senior Notes due 2018 (the “Initial Notes”).  The Initial Notes are initially being issued in the aggregate principal amount of $400,000,000.  Subject to Section 4.03 of the Supplemental Indenture, the Company shall be entitled to issue Additional Notes pursuant to Section 2.06 of the Supplemental Indenture (the “Additional Notes”).  The Initial Notes issued on the Issue Date, any Additional Notes are treated as a single class of securities under the Supplemental Indenture.  The terms of the Notes include those stated in the Supplemental Indenture and those made part of the Supplemental Indenture by reference to the Trust Indenture Act.  The Notes are subject to all such terms, and Holders are referred to the Supplemental Indenture and the Trust Indenture Act for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Supplemental Indenture, the terms of the Supplemental Indenture shall control.  This is one of the Notes referred to in the Supplemental Indenture.  The Notes are unsecured.

5.             Redemption.

Optional Redemption.

(a)         The Notes will be redeemable, at the Company’s option, in whole or in part from time to time, at any time prior to February 15, 2014, upon not less than 30 nor more than 60 days’ written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued but unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)           In addition, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the Holders, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the year set forth below:

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

Optional Redemption upon Public Equity Offerings.  At any time, or from time to time, on or prior to February 15, 2013, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes (including any Additional Notes) outstanding under the Supplemental Indenture at a redemption price of 109.500% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)           at least 65% of the principal amount of Notes (including any Additional Notes) outstanding under the Supplemental Indenture remains outstanding immediately after any such redemption; and

(2)           the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)           in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2)           on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part.  If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the Depository’s procedures, if any).

Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its last address as it appears in the Register.  On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption so long as the Company has deposited with the Paying Agent funds in satisfaction of the Redemption Price pursuant to the terms of the Supplemental Indenture, unless the Company defaults in the payment of the Redemption Price.  The Trustee may select for redemption portions of the principal amount of the Notes that have denominations equal to $1,000 integral multiples thereof in accordance with Section 3.03 of the Supplemental Indenture.

6.             Repurchase upon Change in Control.

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to the terms and conditions set forth in the Supplemental Indenture, to require the Company to repurchase its Notes in cash pursuant to the offer described in the Supplemental Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of purchase (the “Change of Control Payment”).

A notice of such Change of Control will be mailed within 30 days after any Change of Control occurs to each Holder at its last address as it appears in the Register and to the Trustee.  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.  Such notice shall state:

(1)           that the Change of Control Offer is being made pursuant to Section 4.11 of the Supplemental Indenture and that all Notes tendered will be accepted for payment;

(2)           the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than the Change of Control Payment Date);

(3)           that any Note not tendered will continue to accrue interest if interest is then accruing;

(4)           that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)           that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)           the circumstances and relevant facts regarding such Change of Control.

7.             Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and multiples of $1,000 in excess thereof.  A Holder may register the transfer or exchange of Notes in accordance with the Supplemental Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Supplemental Indenture.

8.             Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

9.             Unclaimed Money.

If money deposited with the Trustee or any Paying Agent for the payment of principal, premium (if any), interest remains unclaimed for two years, the Trustee and each such Paying Agent shall pay such money back to the Company upon written request of the Company.  Following such repayment to the Company, Holders of the Notes entitled to such payment must look to the Company for such payment unless applicable abandoned property law designates another Person and all liability of the Trustee and such Paying Agent shall cease.  Other than as set forth in this paragraph, the Supplemental Indenture does not provide for any prescription period for the payment of principal, premium (if any), interest on the Notes.

10.           Discharge Prior to Redemption or Maturity.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of and accrued interest on the Notes to redemption or maturity, the Company and the Guarantors will be discharged from the Supplemental Indenture, the Notes and the Guarantees except in certain circumstances set forth in the Supplemental Indenture.

11.           Legal Defeasance and Covenant Defeasance.

The Company and each Guarantor may be discharged from their obligations under the Supplemental Indenture, the Notes and the Guarantees except for certain provisions thereof, and the Company may be discharged from its obligations to comply with certain covenants contained therein, in each case upon satisfaction of certain conditions specified in the Supplemental Indenture.

12.           Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Supplemental Indenture, the predecessor person will be released from those obligations.

13.           Defaults and Remedies.

If an Event of Default (other than an Event of Default specified in clause (a)(6) or (a)(7) of Section 6.01 of the Supplemental Indenture that occurs with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Supplemental Indenture by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued interest, if any, on all Notes to be due and payable.  If an Event of Default specified in clause (a)(6) or (a)(7) of Section 6.01 occurs and is continuing with respect to the Company, such amount with respect to all the Notes shall, ipso facto, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Holders may not enforce the Supplemental Indenture, the Notes or the Guarantees except as provided in the Supplemental Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Supplemental Indenture, the Notes or the Guarantees.  Subject to certain limitations, Holders of at least a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

14.           No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or the Guarantees, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Supplemental Indenture, in any of the Notes or the Guarantees, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee, management board member, supervisory board member or controlling person, as such, of the Company, the Guarantors or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

15.           Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

16.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

17.           Choice of Law.

The Supplemental Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of law of another jurisdiction would be required thereby.

18.           Definitions.

Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Supplemental Indenture and the Base Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Company Registration, Social Security or other identifying number of assignee or transferee)

and irrevocably appoint
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Supplemental Indenture, check the box:    [           ]

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Supplemental Indenture, state the amount (in principal amount):  $            .

Date:
Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

OF INDEBTEDNESS EVIDENCED BY THIS NOTE

The initial principal amount of indebtedness evidenced by this Note shall be $           ..  The following decreases/increases in the principal amount of indebtedness evidenced by this Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount of Indebtedness Evidenced	Increase in Principal Amount of Indebtedness Evidenced	Total Principal Amount of Indebtedness Evidenced Following Such Decrease/Increase	Notation Made by or on Behalf of Trustee

EXHIBIT B

FORM OF GUARANTEE

For value received, the undersigned hereby unconditionally guarantees to the Holder of this Note the cash payments in Dollars of principal of, premium, if any, and interest on this Note in the amounts and at the time when due and interest on the overdue principal and premium and, to the extent lawful, interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Company under the Supplemental Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note and Article Eleven of the Supplemental Indenture and this Guarantee.  This Guarantee will become effective in accordance with Article Eleven of the Supplemental Indenture and its terms shall be evidenced therein.  The validity and enforceability of each Guarantee shall not be affected by the fact that it may not be affixed to any particular Note.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Base Indenture dated as of February 8, 2010, between The Manitowoc Company, Inc. and Wells Fargo Bank, National Association, as Trustee, as amended or supplemented by the First Supplemental Indenture (the “Supplemental Indenture”) thereto of even date therewith among the Company, the Guarantors named therein and the Trustee (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Supplemental Indenture are expressly set forth in Article Eleven of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms of this Guarantee and all of the other provisions of the Supplemental Indenture to which this Guarantee relates.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT APPLICATION OF LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH GUARANTOR HEREUNDER AGREES TO SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT SITUATED IN THE STATE OF NEW YORK, THE CITY OF NEW YORK, THE BOROUGH OF MANHATTAN FOR THE PURPOSES SET FORTH IN THE SUPPLEMENTAL INDENTURE, THE NOTES OR THIS GUARANTEE.

Date: February 8, 2010

as Guarantor

By:
Name:
Title:

B-1